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                                                                    EXHIBIT 10.3

                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "AGREEMENT") is entered into on this 19th day of March 1998 between Carreker-Antinori, Inc., a Texas corporation (the "COMPANY"), and Terry L. Gage ("MR. GAGE").

                                    RECITALS

     This Agreement sets forth in definitive form the terms of Mr. Gage's employment by the Company.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, the Company and Mr. Gage hereby agree as follows:

     1. EMPLOYMENT. The Company will employ Mr. Gage and Mr. Gage accepts employment with the Company for a period of one year beginning on the date of this Agreement; PROVIDED, HOWEVER, that on each of the first and second anniversary dates of this Agreement such period of employment shall extend for an additional one year unless either party notifies the other party to the contrary at least ninety (90) days prior to such anniversary date (such period, as the same may be extended as provided above, being the "INITIAL PERIOD"). Mr. Gage's employment may continue after the Initial Period but will then be terminable by either party at will, with or without cause. The obligations of the Company and Mr. Gage set forth in that certain "Noncompetition, Property Rights and Trade Secrets Agreement" and in that certain "Confidentiality Agreement" (each as defined in Section 8) (referring to noncompetition, intellectual property rights and confidentiality, respectively) and in Section 9 (referring to termination) will survive termination of Mr. Gage's employment, regardless of reason.

     2. RESIDENCE AND BUSINESS TRAVEL. Each of the parties agrees that the primary location at which Mr. Gage will be expected to render services hereunder will be in Dallas, Texas or its environs, but that Mr. Gage will, from time to time, be expected to travel to other locations where the Company transacts (or proposes to transact) business and undertake such other business travel as is reasonably required in the discharge of his duties set forth below and for the successful operation of the Company.

     3. DUTIES. Mr. Gage will be employed initially as the Chief Financial Officer of the Company, reporting to the Chief Executive Officer of the Company. In such capacity, Mr. Gage shall be responsible for the preparation of the Company's financial statements, supervising and maintaining the Company's accounts and conducting the Company's financial affairs generally, supervising the Company's personnel involved in the foregoing, and supervising the Company's Human Resources functions and personnel. In discharging his duties, Mr. Gage shall have such authority as is reasonably necessary to perform such duties.

     Mr. Gage agrees that, to the best of his ability and experience, he will at all times conscientiously perform such duties and obligations as may be assigned to him by the Company's Chief Executive Officer or the Company's Board of Directors.

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     4.   FULL-TIME EMPLOYMENT.  Mr. Gage's employment will be on a full-time basis, in accordance with policies of the Company applicable to executive officers. In addition to such restrictions as are set forth in the Noncompetition, Property Rights and Trade Secrets Agreement referenced herein, Mr. Gage will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Mr. Gage may (a) provide incidental assistance to family members on matters of family business or with respect to their personal investments; (b) engage in charitable activities on behalf of civic, educational or other nonprofit organizations; and (c) subject to the approval of the Company's Chief Executive Officer (which approval may be given or withheld in his sole discretion), sit on the board of directors of corporations and other business organizations; provided in each case that such activities do not conflict with or interfere with Mr. Gage's obligations to the Company. The parties recognize and agree that Mr. Gage currently is a member of the Board of Directors of FAAC Incorporated, and that the consent of the Company's Chief Executive Officer contemplated by the preceding sentence has been previously given with regard thereto and is ratified hereby. Mr. Gage may make personal investments in non-publicly traded corporations, partnerships or other entities that are not engaged in any business activities competitive with the Company. Notwithstanding anything to the contrary contained in this Agreement, Mr. Gage may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Mr. Gage does not at any time own in excess of two percent (2%) of any class of the issued and outstanding equity securities of any such corporation.

     5. SALARY; POTENTIAL INCENTIVE COMPENSATION; ANNUAL REVIEW. Mr. Gage's annual base salary for the Initial Period will be not less than $180,000. All base salary will be payable on the Company's regular payroll dates, less required withholdings.

     If the Company's financial performance meets or exceeds the standards for financial performance established for a fiscal year by the Company's Board of Directors (i.e., the Company's "board plan"), then Mr. Gage will be eligible to receive, subject to such reasonably achievable incentive compensation criteria as the Company's Board of Directors establishes from time to time, incentive compensation (which may be in cash or other forms of consideration, or both) equal to up to seventy percent (70%) of Mr. Gage's annual base salary, on terms no less favorable than those applicable to other executive officers of the Company (e.g., its Chairman, Vice-Chairman, Chief Executive Officer and Chief Financial Officer). Mr. Gage acknowledges that the Company's Board of Directors has complete and sole discretion (exercisable in good faith) to establish and revise the Company's "board plan" and such reasonably achievable criteria; PROVIDED, HOWEVER, that no such action may retroactively alter or limit the amount of any incentive compensation actually and previously earned by Mr. Gage.

     The Company, acting through its Chief Executive Officer or his or her designee, shall provide to Mr. Gage, and provide Mr. Gage the opportunity to participate in, an employment performance review not less frequently than annually.

     6. BENEFITS. Mr. Gage will also be entitled to insurance, vacation and other employee benefits commensurate with his position (and reasonably consistent with the level of such benefits as are afforded other executive officers of the Company) in accordance with the Company's

EMPLOYMENT AGREEMENT - Page 2
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policies in effect from time to time with respect to executive officers.  (As used in the preceding sentence, employee benefits do not include stock option grants or other equity-based compensation.) Mr. Gage acknowledges receipt of a summary of the Company's standard employee benefits policies in effect as of the date of this Agreement.

     7. REIMBURSEMENT OF NORMAL BUSINESS EXPENSES. The Company will, but in accordance with the Company's policies in effect from time to time, reimburse Mr. Gage for all out-of-pocket reasonable business expenses incurred by Mr. Gage in connection with the performance of his duties under this Agreement, upon submission of the required documentation required pursuant to the Company's standard policies and record-keeping procedures.

     8. INTELLECTUAL PROPERTY. Simultaneously with the execution of this Agreement, Mr. Gage agrees to execute and deliver (if he has not done so already) that certain Noncompetition, Property Rights and Trade Secrets Agreement between him and the Company, a copy of which is attached to this Agreement as ATTACHMENT A, and that certain Confidentiality Agreement between him and the Company, a copy of which is attached to this Agreement as ATTACHMENT B.

     9.   TERMINATION.

          (a) BY THE COMPANY. Notwithstanding Section 1, the Company may terminate Mr. Gage's employment at any time during the Initial Period, with or without cause, upon notice to Mr. Gage.

          (b) BY MR. GAGE. During the Initial Period, Mr. Gage may terminate his employment upon notice to the Company only if (i) the Company is in material breach of this Agreement, (ii) there shall exist a Post Transaction Reassignment (as subsequently defined), or (iii) Mr. J.D. Carreker is no longer either or both of the Chairman or the Chief Executive Officer of the Company; PROVIDED, HOWEVER, that in the case of clauses (i) and (ii) above, such termination will become effective only upon the expiration of 30 days following such notice and then only if the breach or event, as applicable, remains uncured or unremedied, respectively, as of the effective time of such termination. Such termination shall be deemed a termination by the Company of Mr. Gage's employment under Section 9(a) without cause, for which Mr. Gage shall have the remedy set forth in Section 9(c).

     For the purposes hereof, a "Post Transaction Reassignment" shall mean the substantial diminution in Mr. Gage's duties or responsibilities during the two months prior to, or the six months after, the consummation of any transaction (or the last of any series of related transactions) involving the Company's equity securities or a merger or consolidation of the Company (i) resulting in the acquisition by any person, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), not currently possessing the power to elect a majority of the Board of Directors of the Company, of such power, or (ii) following which the Chief Executive Officer of the Company serves neither in that capacity nor as Chairman of the Company (each of the matters referred to in clause (i) and (ii) above being a "Transaction").

EMPLOYMENT AGREEMENT - Page 3
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          (c)  REMEDY.  Upon termination of Mr. Gage's employment during the
Initial Period pursuant to Section 9(a) without cause, or pursuant to Section 9(b), only (at which time he shall cease to be an employee of the Company for all purposes), the Company will (i) thereafter pay to Mr. Gage on the Company's regular payroll dates and less required withholdings, base salary at the rate paid to Mr. Gage immediately prior to such termination for the lesser of (1) the period commencing immediately after such termination and ending when Mr. Gage accepts other full-time employment and (2) the greater of (A) nine months and (B) the remaining balance of the Initial Period (the "Severance Period"); (ii) provide Mr. Gage, for the Severance Period, with major medical health and dental insurance reasonably comparable to employee benefits then provided to the Company's executive officers in accordance with the Company's employee benefits policies; and (iii) pay to Mr. Gage, as and when the same would be otherwise payable, any incentive compensation for the Severance Period based on incentive compensation criteria that, prior to or on the date of termination, have been established by the Company's Board of Directors, determined as to amount as if Mr. Gage had remained an employee of the Company hereunder throughout the Severance Period; PROVIDED, HOWEVER, that nothing in this Agreement shall be construed as entitling Mr. Gage to receive stock option grants or grants of other equity-based compensation, or other consideration in lieu thereof, after such date of termination. Where the Severance Period shall end prior to the conclusion of any measurement period relating to incentive compensation, Mr. Gage shall not be disqualified from receiving such incentive compensation, but instead shall be entitled to a pro rata amount, based upon the number of days during which he was deemed to have been eligible for incentive compensation, as compared to the number of days constituting the entire such measurement period.

     In addition, upon termination of Mr. Gage's employment during the Initial Period pursuant to Section 9(a) without cause, or pursuant to Section 9(b), only, and notwithstanding any provision in any stock option agreement or restricted stock grant to the contrary, for purposes of the vesting of stock options granted to Mr. Gage on or before the date of this Agreement (including stock options granted to Mr. Gage as of January 31, 1998), and the lapse of restrictions associated with a restricted stock grant to Mr. Gage as of January 31, 1998, such termination shall be deemed to have occurred on the later of (i) nine months after the actual date of such termination and (ii) the last day of the Initial Period (and the vesting of such stock options, and the lapse of such restrictions, shall to that extent be accelerated accordingly).

     PROVIDED, HOWEVER, that upon termination of Mr. Gage's employment pursuant to Section 9(a), without cause, during the Initial Period AND within six months after a Transaction, then, notwithstanding any provision in any stock option agreement or restricted stock grant to the contrary, for purposes of the vesting of stock options granted to Mr. Gage on or before the date of this Agreement (including stock options granted to Mr. Gage as of January 31, 1998), and the lapse of restrictions associated with a restricted stock grant to Mr. Gage as of January 31, 1998, such termination shall be deemed to have occurred four years after the actual date of such termination (and the vesting of such stock options, and the lapse of such restrictions, shall to that extent be accelerated accordingly).

     If the Company terminates Mr. Gage's employment with cause, or if Mr. Gage terminates his employment in circumstances constituting a breach of this Agreement, then none of the

EMPLOYMENT AGREEMENT - Page 4
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foregoing post-termination payments or benefits, or any other post-termination or severance payments or benefits, shall be made or provided to Mr. Gage.

     For purposes of this Agreement, the term "cause" shall mean conduct involving one or more of the following as determined by the Company in its reasonable discretion: (i) the substantial, material and continuing failure of Mr. Gage, after reasonable notice thereof, to render services to the Company or any subsidiary in accordance with the terms or requirements of this Agreement; (ii) disloyalty, gross negligence, willful misconduct, dishonesty or breach of fiduciary duty to the Company or any subsidiary that results in direct or indirect material loss, damage or injury to the Company or any subsidiary; (iii) the commission of an act of embezzlement or fraud;
(iv) deliberate disregard of the rules or policies of the Company that results in direct or indirect material loss, damage or injury to the Company or any subsidiary; (v) the unauthorized and intentional disclosure of any trade secret or confidential information of the Company or any subsidiary;
(vi) the commission of an act that constitutes unfair competition with the Company or any subsidiary or which induces any customer or supplier to terminate a contract with the Company or any subsidiary, that results in direct or indirect material loss, damage or injury to the Company or any subsidiary; (vii) habitual drunkenness or an addiction to drugs; or (viii) commission of a crime of moral turpitude.

     The Company's obligation to make payments (and provide benefits), if any, pursuant to this Section 9(c) is subject to the condition that Mr. Gage execute and deliver to the Company a comprehensive, general release of the Company (and its directors, officers, shareholders, employees, agents and other representatives), in form satisfactory to the Company and its counsel, releasing the Company from and against any claims, damages and the like that the Company might or allegedly could otherwise be obligated to pay Mr. Gage as a result of the termination of Mr. Gage's employment with the Company (including for claims of employment discrimination, wrongful termination or breach of this Agreement).

          (d) UPON DEATH. Except as otherwise provided for in this Agreement, if Mr. Gage dies during the term of this Agreement, then the Company will pay his estate an amount equal to all earned and unpaid salary, bonuses (if any) accrued and payable and accrued benefits, all as of the date of his death.

          (e) SURVIVAL. Mr. Gage's and the Company's obligations under Sections 8, 9 and 10(h) of this Agreement and, to the extent that any allowable expenses have not been reimbursed as of the time of such termination, under Section 7 of this Agreement, will survive the termination of Mr. Gage's employment with the Company.

     10.  MISCELLANEOUS.

          (a) NOTICES. Any and all notices permitted or required to be given under this Agreement must be in writing. Notices will be deemed given
(i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid,

EMPLOYMENT AGREEMENT - Page 5
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whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 10(a):

(i)  If to the Company:       Carreker-Antinori, Inc.
                              14001 North Dallas Parkway, Suite 1100
                              Dallas, Texas 75240
                              Attention:  Chief Executive Officer
                              Phone: (972) 458-1981
                              Fax: (972) 458-2567

                              with a copy to:

                              Locke Purnell Rain Harrell
                              (A Professional Corporation)
                              2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                              Attention:  Russell F. Coleman
                              Phone:  (214) 740-8686
                              Fax:  (214) 740-8800

(ii) If to Mr. Gage:          Terry L. Gage
                              5209 Gentle Road
                              Flower Mound, Texas 75028
                              Phone: (817) 430-1258
                              Fax: (817) 491-1258

                              with a copy to:

                              Arter & Hadden
                              1717 Main Street, Suite 4100
                              Dallas, Texas 75201
                              Attention:  Jeffrey M. Sone

                              Phone: (214) 761-4780
                              Fax: (214) 741-7139

          (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between the Company and Mr. Gage concerning Mr. Gage's employment and employment benefits. This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modifications is sought.

          (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Mr. Gage or the Company, except that the rights and obligations of the Company under this Agreement may be assigned to a corporation which succeeds the Company as the result of a merger or other corporate reorganization and which continues the business of the Company, or

EMPLOYMENT AGREEMENT - Page 6
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a subsidiary of the Company, provided that the Company guarantees the performance by such assignee of the Company's obligations hereunder.

          (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

          (e) NO WAIVER. The failure of any party to enforce any of the provisions of this Agreement will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions of this Agreement on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

          (f) SEVERABILITY. Mr. Gage and the Company recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of the Company. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

          (h)  DISPUTE RESOLUTION.

               (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES") then in effect, except that depositions and documentary discovery shall be freely permitted. However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute, and may, in his or her discretion, award attorneys' fees, expenses and costs.

               (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable

EMPLOYMENT AGREEMENT - Page 7
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hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

               (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; PROVIDED, HOWEVER, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.
If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

               (iv)   PAYMENT OF COSTS.  Subject to the last sentence of
Section 10(h)(i) above, the Company and Mr. Gage will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings.

               (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

               (vi) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

               (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

               (viii) NATURE OF REMEDY. Except as specifically otherwise provided below, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

               (ix) EQUITABLE REMEDY. Notwithstanding the provisions of this Section 10(h) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief are not subject to arbitration, and may be brought by the parties in any court that has jurisdiction, and, should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.




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EMPLOYMENT AGREEMENT - Page 8
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     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first set forth above.

CARREKER-ANTINORI, INC.                       EMPLOYEE


By:  /s/ J.D. Carreker                        /s/ Terry L. Gage
    -----------------------------             ---------------------------
     J.D. Carreker                            Terry L. Gage
     Chairman of the Board and
     Chief Executive Officer










EMPLOYMENT AGREEMENT - Page 9